As filed with the Securities and Exchange Commission on August 20, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1210010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

530 Herman O. West Drive, Exton, PA	19341-1147
(Address of principal executive offices)	(Zip Code)

West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan
(Full Title of the Plan)

Kimberly Banks Mackay
Senior Vice President, General Counsel & Corporate Secretary
530 Herman O. West Drive, Exton, PA 19341-1147
(Name and address of agent for service)

(610) 594-2900
(Telephone number, including area code, of agent for service)

Copies To:
Bryan K. Brown
Justin W. McKithen
Jones Day
717 Texas Avenue, Suite 3300, Houston, TX 77002
(832) 239-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this "Registration Statement") is being filed by West Pharmaceutical Services, Inc., a Pennsylvania corporation (the "Company"), to register an additional 2,000,000 shares (the "Additional 2016 Shares") of the Company's common stock, par value $0.25 per share (the "Common Stock"), that may be issued pursuant to the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan, as amended and restated through May 6, 2025 (the "2016 Plan").
The Additional 2016 Shares are an incremental increase to the shares of Common Stock previously registered for issuance under the 2016 Plan pursuant to the Company's Registration Statement on Form S-8 (File No. 333-211088) filed with the Securities and Exchange Commission (the "SEC") on May 3, 2016 (the "Prior Registration Statement"). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, filed by the Company with the SEC, are incorporated into this Registration Statement by reference:
a.the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 18, 2025;
b.the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 24, 2025, and for the quarter ended June 30, 2025, filed with the SEC on July 24, 2025;
c.the Company’s Current Reports on Form 8-K filed with the SEC on March 11, 2025, April 14, 2025, April 24, 2025, May 8, 2025 (as amended by Form 8-K/A filed May 12, 2025) and July 21, 2025; and
d.the description of Common Stock contained in Exhibit 4.4 to the Form 10-K for the year ended December 31, 2024, and including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
The legal opinion regarding the validity of the securities to be issued is rendered by Ryan Metz, Associate General Counsel, Elastomers & Primary Containment, of the Company. Mr. Metz beneficially owns or has the rights to acquire an aggregate of less than 1% of the Common Stock. In addition, Mr. Metz is eligible to be a participant under the 2016 Plan.

Item 6. Indemnification of Directors and Officers.
The Company maintains a policy of insurance under which the respective directors and officers (as defined therein) of the Company are insured subject to specified exclusions and deductibles and retention and maximum amounts against loss arising from any civil claim or claims which may be made against any director or officer (as so defined) of the Company by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or act done or wrongfully attempted or alleged to have been done while acting in their respective capacities.
Section 12 of Article II of the Amended and Restated Bylaws of the Company (“the Bylaws”) provides that a director shall not be personally liable for monetary damages for any action taken on or after January 27, 1987, or for failure to take any action on or after such date unless (i) the director has breached or failed to perform the duties of his office under Section 512 of the Pennsylvania Business Corporations Law (15 Pa.C.S.A § 512), relating to standard of care and justifiable reliance, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of Section 12 of Article II shall not apply to (i) any criminal statute, or (ii) the liability of a director for the payment of taxes due to local, state or federal law.
Article IV of the Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company or serving at the request of the Company as a director, officer, employee or agent of another entity. Such indemnification shall be against all expenses, judgments, fines and amounts paid in settlement of such proceedings to the extent that such person has not otherwise been indemnified and the power to give such indemnification has been granted by statute. For this purpose, the Board has the power to buy and maintain insurance at the Company's expense. Payment of expenses may be made to an indemnified person prior to the final disposition of an action.
The Pennsylvania Business Corporations Law authorizes the indemnification set forth above if the actions of the person to be indemnified did not constitute willful misconduct or recklessness or, in the opinion of the Company, self-dealing. The character of the conduct of the person to be indemnified shall be determined by members of the Board not parties to such litigation, independent counsel or the shareholders of the Company. The obligation of the Company to indemnify a director, officer, employee or agent under Article IV constitutes a contract between the Registrant and such person, and no modification or repeal of any provision of Article IV will affect, to the detriment of the director, officer, employee or agent such obligations of the Company in connection with a claim based in any act or failure to act occurring before such modification or repeal.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation effective May 6, 2025 (incorporated by reference to Exhibit 5.7 to the Registrant’s current report on Form 8-K filed on May 8, 2025, File No. 001-8036)

4.2
Amended and Restated Bylaws effective October 23, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q report for the quarter ended September 30, 2023 filed on October 26, 2023, File No. 001-8036)

5.1	Opinion of Ryan Metz (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Ryan Metz (included in Exhibit 5.1) (filed herewith)

24.1	Powers of Attorney (included on signature page hereto) (filed herewith)

99.1	West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.15 of the Registrant’s Form 8-K/A filed on May 12, 2025, File No. 001-8036)

107.1	Calculation of Filing Fee Tables (filed herewith)
Item 9. Undertakings
a.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on the 20th day of August, 2025:
WEST PHARMACEUTICAL SERVICES, INC.

By: /s/ Eric M. Green
Name: Eric M. Green
Title: President and Chief Executive Officer
POWER OF ATTORNEY
The undersigned officers and directors of West Pharmaceutical, Inc. hereby constitute and appoint each of Kimberly Banks MacKay, Ryan Metz and Hallie Snyder Sacchetta (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments thereto, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or any substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Eric M. Green	President, Chief Executive Officer and Chair of the Board (Principal Executive Officer)
Eric M. Green		August 20, 2025

/s/ Robert W. McMahon	Senior Vice President & Chief Financial Officer (Principal Financial Officer)
Robert W. McMahon		August 20, 2025

/s/ Chad R. Winters	Vice President, Finance & Chief Accounting Officer (Principal Accounting Officer)
Chad R. Winters		August 20, 2025

/s/ Mark A. Buthman	Director
Mark A. Buthman		August 20, 2025

/s/ William F. Feehery, Ph.D.	Director
William F. Feehery, Ph.D.		August 20, 2025

/s/ Robert F. Friel	Director
Robert F. Friel		August 20, 2025

/s/ Janet B. Haugen	Director
Janet B. Haugen		August 20, 2025

/s/ Thomas W. Hofmann	Director
Thomas W. Hofmann		August 20, 2025

/s/ Molly E. Joseph	Director
Molly E. Joseph		August 20, 2025

/s/ Deborah L.V. Keller	Director
Deborah L.V. Keller		August 20, 2025

/s/ Myla P. Lai-Goldman, M.D.	Director
Myla P. Lai-Goldman, M.D.		August 20, 2025

/s/ Stephen Lockhart, Ph.D.	Director
Stephen Lockhart, Ph.D.		August 20, 2025

/s/ Douglas A. Michels	Director
Douglas A. Michels		August 20, 2025

/s/ Paolo Pucci	Director
Paolo Pucci		August 20, 2025